PotlatchDeltic

PotlatchDeltic Corporation
601 West First Avenue, Suite 1600 | Spokane, WA 99201

PotlatchDeltic.com

Exhibit 99.1

News Release

For immediate release

Contact:    (Investors) (Media)

Jerry RichardsAnna Torma

509-835-1521509-835-1558

PotlatchDeltic Announces Implementation of 10b5-1 Share Repurchase Plan

SPOKANE, Wash.– September 8, 2020 – On September 8, 2020, PotlatchDeltic (NASDAQ:PCH) entered into a trading plan for the purpose of repurchasing a limited number of the Company’s common shares in accordance with the guidelines in Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and the Company’s policies regarding share transactions. This plan has been established in accordance with, and as a part of, the Company’s share repurchase program previously announced on August 30, 2018. Repurchases under the Company’s 10b5-1 plan will be administered through an independent broker and are subject to SEC regulations, as well as certain price and principal constraints specified in the plan. There is no guarantee as to the exact number of shares that will be purchased under the plan, or that there will be any purchases pursuant to the plan.

The plan becomes effective on October 29, 2020 and expires upon expenditure of the principal specified in the plan, an early termination event (as specified in the plan), or the close of business on October 26, 2022, whichever occurs first.

“Implementing a 10b5-1 plan reflects our commitment to repurchasing our shares at attractive prices, as part of a broader capital allocation strategy focused on increasing shareholder value over the long term,” said Jerry Richards, vice president and chief financial officer. “As a reminder, we repurchased approximately 1.2 million shares in 2019 and 2020 and we currently have $59.5 million remaining on our current share repurchase authorization,” stated Mr. Richards.

About PotlatchDeltic

PotlatchDeltic (NASDAQ:PCH) is a leading Real Estate Investment Trust (REIT) that owns approximately 1.8 million acres of timberlands in Alabama, Arkansas, Idaho, Louisiana, Minnesota and Mississippi. Through its taxable REIT subsidiary, the company also operates six sawmills, an industrial-grade plywood mill, a residential and commercial real estate development business and a rural timberland sales program. PotlatchDeltic, a leader in sustainable forest practices, is dedicated to long-term stewardship and sustainable management of its timber resources. More information can be found at www.potlatchdeltic.com.

Forward-Looking Statements

This communication contains statements that are forward-looking within the meaning of the federal securities laws, including, without limitation, our expectations regarding the repurchases of its common stock under the share repurchase program. Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from expectations.  These risks and uncertainties include our share price, the trading volume of our shares, the nature of other investment opportunities presented to us from time to time, our cash flows from operations, general economic conditions, and other risks and uncertainties that are more fully described in our filings with the Securities and Exchange Commission, including the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and subsequent reports that we file with the Securities and Exchange Commission.  Forward-looking statements represent our beliefs and assumptions only as of the date of this press release, and we undertake no obligation to update these forward-looking statements after the date of this news release, except as required by law.

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